Exhibit 99.1

St. Joe Media Contact:	Jerry M. Ray	The St. Joe Company
	904 301.4430	245 Riverside Avenue
	jray@joe.com	Jacksonville, FL 32202
St. Joe Investor Contact:	Mike Daly	904 301.4200
904.301.4302
mdaly@joe.com
FOR IMMEDIATE RELEASE
THE ST. JOE COMPANY (NYSE: JOE) COMPLETES
THE SALE OF 15 OFFICE BUILDINGS FOR $277.5 MILLION
The Sale of Two Additional Buildings to be Completed in a Subsequent Closing
Jacksonville, Florida — (June 21, 2007) — The St. Joe Company (NYSE: JOE) announced today that it completed the sale of fifteen commercial office buildings to Eola Capital, LLC for $277.5 million. The building portfolio consists of approximately 1.8 million net rentable square feet located in five markets in the Southeast.
     As provided by the initial sales agreement, two additional buildings, with 450,000 net rentable square feet, are expected to close for approximately $100 million in the third quarter.
     “Early on in our transition from a regional industrial conglomerate to a real estate development company, we recognized the need for a strategy that could maximize the benefit of the earnings from our very low-basis land for shareholders,” said Peter S. Rummell, JOE’s chairman and CEO. “Our investment building portfolio strategy was implemented to take advantage of JOE’s unique circumstance. Beyond a sound strategy, our timing has also been excellent. We were fortunate to have been the buyer of these office buildings at the right time, and we believe we are also selling them at the right time. We are pleased with how this portfolio has performed.”
About JOE
     The St. Joe Company (NYSE: JOE), a publicly held company based in Jacksonville, is one of Florida’s largest real estate development companies. We are primarily engaged in real estate development and sales, with significant interests in timber. Our mission is to create places that inspire people and make JOE’s Florida an even better place to live, work and play. We’re no ordinary JOE.
     More information about JOE can be found at our web site at www.joe.com.

Forward-Looking Statements
Statements in this press release that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our beliefs, plans, goals, expectations and intentions. Forward-looking statements involve risk and uncertainty, and there can be no assurance that the results described in such statements will be realized. Such statements are based on our current expectations and we undertake no obligation to publicly update or reissue any forward-looking statements. Risk factors that may cause the actual results to differ are described in this press release and in various documents we have filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2006.
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Copyright 2007, The St. Joe Company. “St. Joe,” “JOE” and the “Taking Flight”
design are service marks of The St. Joe Company.